Exhibit 99.1

Refco Announces Undisclosed Affiliate Transaction

NEW YORK, October 10, 2005 - Refco Inc. (NYSE: RFX) today announced that it had discovered through an internal review a receivable owed to the Company by an entity controlled by Phillip R. Bennett, Chief Executive Officer and Chairman of the Board of Directors, in the amount of approximately $430 million.  Mr. Bennett today repaid the receivable in cash, including all accrued interest.  Based on the results of the review to date, the Company believes that the receivable was the result of the assumption by an entity controlled by Mr. Bennett of certain historical obligations owed by unrelated third parties to the Company, which may have been uncollectible.  The Company believes that all customer funds on deposit are unaffected by these activities.  Independent counsel and forensic auditors have been retained to assist the Audit Committee in an investigation of these matters.

This receivable from the entity controlled by Mr. Bennett was reflected on the Company’s prior period financials, as well as on the Company’s May 31, 2005 balance sheet.  The receivable was not shown as a related party transaction in any such financials.  For that reason, and after consultation by the Audit Committee with the Company’s independent accountants, the Company determined, on October 9, 2005, that its financial statements, as of, and for the periods ended, February 28, 2002, February 28, 2003, February 28, 2004, February 28, 2005, and May 31, 2005, taken as a whole, for each of Refco Inc., Refco Group Ltd., LLC and Refco Finance, Inc. should no longer be relied upon.

At the request of the Board of Directors Mr. Bennett has taken a leave of absence.  William M. Sexton, who recently announced his impending resignation as Executive Vice President and Chief Operating Officer of Refco Inc. and Refco Group Ltd., LLC, will remain with the Company and has been appointed as Chief Executive Officer of Refco Inc.  Mr. Sexton said, “I am staying at Refco because I believe in our employees, customers and franchise.  I am excited about the opportunities ahead and am eager to work with our management team to help the Company achieve even greater success.”  Joseph J. Murphy, Chief Executive Officer of Refco Global Futures and President of Refco LLC, has been appointed President of Refco Inc.

and Refco Capital Markets, Ltd.  Mr. Murphy said, “We continue to see strong momentum across our businesses with record derivative contract and foreign exchange volume in the quarter.”  Mr. Sexton and Mr. Murphy have been leaders of the senior management team at Refco for the past six years, and have been instrumental in the Company’s growth and success.  Also at the request of the Board, Santo C. Maggio, President and Chief Executive Officer of Refco Securities, LLC and Refco Capital Markets, Ltd., has taken a leave of absence.  Peter McCarthy has been appointed President of Refco Securities, LLC.

In light of the Audit Committee’s investigation, the Company, Refco Group Ltd., LLC and Refco Finance Inc. each will likely delay the filing of its Quarterly Report on Form 10-Q for the quarterly period ending August 31, 2005, due on October 17, 2005.  The Company cannot estimate at this time when the Fiscal 2006 second quarter Form 10-Q filings will be made or when the Audit Committee investigation will be concluded.

Business Highlights

For the quarter ended August 31, 2005, derivatives brokerage and clearing contract volumes increased by 61 million contracts, or 40.3%, to 212 million contracts for the second quarter compared to the same quarter a year ago, and by 5 million contracts, or 2.5%, compared to the quarter ended May 31, 2005.

Foreign exchange dollar volumes increased by $172 billion, or 56.4%, to $477.4 billion for the second quarter compared to the same quarter a year ago, and by $67.6 billion, or 16.5%, compared to the quarter ended May 31, 2005.

The average net customer securities financing portfolio, or average domestic net repo book, increased by 27.4% for the quarter ended August 31, 2005 to $47.0 billion from $36.9 billion for the quarter ended August 31, 2004.

As of August 31, 2005, cash and cash equivalents were $648.6 million (of which approximately $230 million was subsequently used to redeem a portion of the Company’s subordinated debt), and regulated subsidiaries reported net capital of $665.8 million and excess regulatory capital of $279.3 million.  These figures do not reflect the $433 million received today from Mr. Bennett to settle his outstanding receivable.

About Refco Inc.

Refco Inc. (NYSE: RFX) is a diversified financial services organization with operations in 14 countries and an extensive global institutional and retail client base. Refco’s worldwide subsidiaries are members of principal U.S. and international exchanges, and are among the most active members of futures exchanges in Chicago, New York, London and Singapore. In addition to its futures brokerage activities, Refco is a major broker of cash market products, including foreign exchange, foreign exchange options, government securities, domestic and international equities, emerging market debt, and OTC financial and commodity products. Refco is one of the largest global clearing firms for derivatives. For more information, visit www.refco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of the 1995.  In this press release, all statements other than statements of historical fact are forward looking statements that involve risks and uncertainties and actual results could differ. These forward looking statements are based on assumptions that we have made in light of our experience and on our perceptions of historical events, current conditions, expected future developments and other factors we believe are appropriate under the circumstances.  Although we believe that these forward looking statements have a reasonable basis, you should be aware that numerous factors, including the outcome of the Audit Committee’s investigation; changes in domestic and international market conditions; competition; our ability to attract and retain customers; our relationships with introducing brokers; retention of our management team; our ability to manage our growth or integrate future acquisitions, our exposure to significant credit risks with respect to our customers, international operations and expansion, system failures, the performance of third-party suppliers, changes in regulations or exchange membership requirements, the effectiveness of compliance and risk management methods, potential litigation or investigations, employee or introducing broker misconduct or errors, reputational harm, and changes in capital requirements, could cause actual results to differ materially from our expectations. Because of these factors, we caution that you should not place undue reliance on any of our forward looking statements. Further, any forward looking statement speaks only as of today. It is impossible for us to predict how new events or developments may affect us.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, either to reflect new information or developments or for any other reason.